Exhibit 3.1.1

STATE OF COLORADO
ARTICLES OF AMENDMENT
OF ARTICLES OF INCORPORATION
OF
BE RESOURCES INC.

BE Resources Inc., a Colorado corporation (the “Corporation”), does hereby certify:

THAT the board of directors of the Corporation (the “Board”), adopted and approved a resolution setting forth the proposed amendment of the Articles of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Articles of Incorporation of the Corporation be amended by deleting the Article thereof numbered “XII REGISTERED OFFICE AND REGISTERED AGENT.”

AND THAT said amendment was duly adopted in accordance with the provisions of the Business Corporation Act and the Bylaws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this to be signed this 18th day of April, 2012.

BE RESOURCES INC.

By:     /s/ Jon Pereira
Jon Pereira
Chief Executive Officer, President and Director